Second Amendment to Fund Participation Agreement

This Second Amendment is to the Fund Participation Agreement dated as of March 26, 2001, as amended (the "Agreement" or the "Participation Agreement") by and among PRINCIPAL LIFE INSURANCE COMPANY, a life insurance company organized under the Laws of the State of Iowa ("Insurance Company"), on behalf of itself and on behalf of the separate accounts listed on Exhibit B of the Agreement, PRINCOR FINANCIAL SERVICES CORPORATION, an Iowa corporation ("Princor") (collectively, Insurance Company and Princor are referred to herein as "Principal"), DREYFUS INVESTMENT PORTFOLIOS, DREYFUS VARIABLE INVESTMENT FUND, and DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC. (each a "Fund" and collectively, the "Funds"). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Funds and Principal desire to distribute the prospectuses of the series within the Funds pursuant to Rule 498 of the Securities Act of 1933 ("Rule 498"); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with
Rule 498 and other applicable laws,

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

l.	For purposes of this Second Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.
The Fund shall provide Principal with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide Principal with Statutory Prospectuses.

3.	The Fund shall be responsible for compliance with Rule 498(e).

4.
The fund represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series.

5.
The Fund agrees that the URL indicated on each Summary Prospectus will lead Principal contract owners “Contract Owners") directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund and series documents required to be posted in compliance with Rule 498.

6.
The Fund represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract Owner requests for additional Fund documents made directly to the Fund. The Fund further represents and warrants that any information obtained about Contract Owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

7.	Principal represents and warrants that it will respond to requests for additional Fund documents made by Contract Owners directly to Principal or one of its affiliates.

8.	Principal represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which Principal is responsible will be done in compliance with Rule 498.

9.
At Principal's request, the Fund will provide Principal with URLs to the current Fund and series documents for use with Principal's electronic delivery of Fund documents or on Principal's website. The Fund will be responsible for maintaining the Fund and series current documents on the website to which such URLs originally navigate.

10.	If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund will provide Principal with advance notice of its intent as soon as reasonably practicable.

11.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Second Amendment as applicable.

12.
The parties agree that Principal is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of Principal. Principal agrees that it will give the Fund sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment to be executed in its name and behalf by its duly authorized officer, effective as of April 15, 2011.

PRINCIPAL LIFE INSURANCE	PRINCOR FINANCIAL SERVICES

COMPANY	CORPORATION

By: /s/Sara Wiener	By: /s/Mike Beer

Name: Sara Wiener	Name: Mike Beer

Title: Director - Life Product Management	Title: President

Date: April 27, 2011	Date: April 27, 2011

DREYFUS INVESTMENT	DREYFUS VARIABLE

PORTFOLIOS	INVESTMENT FUND

By: /s/Kathleen DeNicholas	By: /s/Kathleen DeNicholas

Name: Kathleen DeNicholas	Name: Kathleen DeNicholas

Title: Assistant Secretary	Title: Assistant Secretary

Date: 4/28/2011	Date: 4/28/2011

DREYFUS SOCIALLY
RESPONSIBLE GROWTH FUND, INC.

By: /s/Kathleen DeNicholas
Name: Kathleen DeNicholas
Title: Assistant Secretary
Date: 4/28/2011